Exhibit 99.1

Permianville Royalty Trust Announces Monthly Cash Distribution and Filing of Annual Report on Form 10-K

HOUSTON, Texas—(BUSINESS WIRE)—March 16, 2020

Permianville Royalty Trust (NYSE: PVL, the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.041000 per unit, payable on April 14, 2020 to unitholders of record on March 31, 2020. The net profits interest calculation represents reported oil production for the month of December 2019 and reported natural gas production during November 2019. The calculation includes accrued costs incurred in January 2020.

The following table displays reported underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month recorded net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	69,862	2,254	262,576	8,753	$56.72	$2.00
Prior Month	56,862	1,895	307,446	9,918	$54.75	$1.85

Recorded oil cash receipts from the oil and gas properties underlying the Trust (the “Underlying Properties”) totaled $4.0 million for the current month on realized wellhead prices of $56.72/bbl, up $0.8 million from the prior month distribution period, due in part to the receipt of prior period production funds previously held by the operator, which totaled approximately $0.7 million.

Recorded natural gas cash receipts from the Underlying Properties totaled $0.5 million for the current month on realized wellhead prices of $1.85/mcf. Gas cash receipts represented a $0.1 million decrease from the prior month, due to lower recorded volumes and one less day of production in November compared to October.

Total accrued operating expenses for the period were $2.3 million, a $0.1 million increase month-over-month from December 2019. Capital expenditures of remained the same at $0.4 million in the current month.

Filing of Annual Report on Form 10-K

The Trust’s Annual Report on Form 10-K for the year ended December 31, 2019 has been filed with the SEC. The Annual Report on Form 10-K is available in the “SEC Filings” section of the Trust’s website at www.permianvilleroyaltytrust.com, as well as on the SEC’s website at www.sec.gov. Trust unitholders have the ability to request a printed copy of the Annual Report on Form 10-K, which contains the Trust’s audited financial statements, free of charge (via first class mail) by sending a written request to Permianville Royalty Trust, The Bank of New York Mellon Trust Company, N.A., 601 Travis Street, 16th Floor, Houston, TX 77002.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated, oil and gas properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from COERT Holdings 1 LLC (the “Sponsor”) with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which have declined sharply in the first quarter of 2020 in response to the economic effects of the coronavirus pandemic and the recent announcement of planned production increases by Saudi Arabia and could remain low for an extended period of time. Continued low oil and natural gas prices will reduce profits to which the Trust is entitled, which will reduce the amount of cash available for distribution to unitholders. Other important factors that could cause actual results to differ materially include expenses of the Trust, reserves for anticipated future expenses and the continuing transition process following the sale of the Underlying Properties to the Sponsor. In addition, future monthly capital expenditures may exceed the average levels experienced in 2019 and prior periods. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555